                                   POST RIDGE
                                 595 HICKS ROAD
                              NASHVILLE, TENNESSEE

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 7, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTER HEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14(th) Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: POST RIDGE
    595 HICKS ROAD
    NASHVILLE, DAVIDSON COUNTY, TENNESSEE

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 150 units with a total of 223,340 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 26.64 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 98% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
POST RIDGE, NASHVILLE, TENNESSEE

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 7, 2003 is:

                                  ($7,400,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Frank Fehribach
July 2, 2003                    Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                Tennessee Temporary Practice Permit #00053573

Report By:
Daniel Salcedo
Tennessee Temporary Practice Permit #00053558

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
POST RIDGE, NASHVILLE, TENNESSEE

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use Analysis .............................................   17

                                    VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications

General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
POST RIDGE, NASHVILLE, TENNESSEE

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Post Ridge
LOCATION:                       595 Hicks Road
                                Nashville, Tennessee

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 7, 2003
DATE OF REPORT:                 July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                      26.64 acres, or 1,160,438 square feet
     Assessor Parcel No.:       128-00-0-099
     Floodplain:                Community Panel No. 47037C0308F (April 20, 2001)
                                Flood Zone X, an area outside the floodplain.
  Zoning:                       R-15 (Medium to High Density Apartment District)

BUILDING:
     No. of Units:              150 Units
     Total NRA:                 223,340 Square Feet
     Average Unit Size:         1,489 Square Feet
     Apartment Density:         5.6 units per acre
     Year Built:                1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
                    Square      ------------------    Monthly     Annual
Unit Type            Feet       Per Unit    Per SF    Income      Income
---------           ------      --------    ------   --------   ----------
  2Br/2Ba - 2A20     1,375        $700      $0.51    $ 39,200   $  470,400
2Br/2.5Ba - 2A25     1,280        $750      $0.59    $ 15,750   $  189,000
  2Br/3Ba - 2A30     1,580        $790      $0.50    $ 18,960   $  227,520
  3Br/2Ba - 3A20     1,550        $780      $0.50    $ 18,720   $  224,640
3Br/2.5Ba - 3A25     1,550        $850      $0.55    $ 10,200   $  122,400
  3Br/3Ba - 3A30     1,980        $990      $0.50    $ 12,870   $  154,440
                                            Total    $115,700   $1,388,400

OCCUPANCY:                             98%
ECONOMIC LIFE:                         45 Years
EFFECTIVE AGE:                         25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
POST RIDGE, NASHVILLE, TENNESSEE

REMAINING ECONOMIC LIFE:         20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[UNIT TYPE FACADE PICTURE]                                   [UNIT TYPE PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
POST RIDGE, NASHVILLE, TENNESSEE

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
     As Vacant:                Hold for future multi-family development
     As Improved:              Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
POST RIDGE, NASHVILLE, TENNESSEE

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                        Amount                  $/Unit
Potential Rental Income                     $1,388,400           $9,256
Effective Gross Income                      $1,389,078           $9,261
Operating Expenses                          $  624,454           $4,163             45.0% of EGI
Net Operating Income:                       $  727,124           $4,847

Capitalization Rate                              10.00%
DIRECT CAPITALIZATION VALUE                 $7,300,000 *         $48,667 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                               10 years
2002 Economic Vacancy                                9%
Stabilized Vacancy & Collection Loss:                8%
Lease-up / Stabilization Period                 N/A
Terminal Capitalization Rate                     11.00%
Discount Rate                                    12.50%
Selling Costs                                     2.00%
Growth Rates:
Income                                            3.00%
Expenses:                                         3.00%
DISCOUNTED CASH FLOW VALUE                  $7,400,000 *         $49,333 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $7,400,000           $49,333 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)       $41,538 to $71,552
   Range of Sales $/Unit (Adjusted)         $43,615 to $50,962
VALUE INDICATION - PRICE PER UNIT           $7,200,000 *         $48,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales         5.76 to 6.85
  Selected EGIM for Subject                          5.50
  Subject's Projected EGI                   $   1,389,078
EGIM ANALYSIS CONCLUSION                    $    7,600,000 *       $50,667 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $    7,500,000 *       $50,000 / UNIT

RECONCILED SALES COMPARISON VALUE           $    7,500,000         $50,000 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
POST RIDGE, NASHVILLE, TENNESSEE

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $7,200,000
     NOI Per Unit                                    $7,500,000
     EGIM Multiplier                                 $7,600,000
INDICATED VALUE BY SALES COMPARISON                  $7,500,000        $50,000 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $7,300,000
     Discounted Cash Flow Method:                    $7,400,000
INDICATED VALUE BY THE INCOME APPROACH               $7,400,000        $49,333 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $7,400,000        $49,333 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
POST RIDGE, NASHVILLE, TENNESSEE

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 595 Hicks Road, Nashville, Davidson County, Tennessee. Nashville identifies it as 128-00-0-099.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on May 7, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 7, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
POST RIDGE, NASHVILLE, TENNESSEE

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:            6 to 12 months
  EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
POST RIDGE, NASHVILLE, TENNESSEE

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Nashville, Tennessee. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Old Hickory Road
West   - I-40
South  - SR-70
North  - I-40

MAJOR EMPLOYERS

Major employers in the subject's area include ComPlus, Concetra, Saturn Corporation, Gaylord Entertainment, Nissan Motor Manufacturing Corporation, Kroger Company, Reemay Inc., United parcel Service, First National Bank, Shoney's Inc., BellSouth, Inter-City Pro Corporation, Nationsbank, and Bridgestone/Firestone. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
POST RIDGE, NASHVILLE, TENNESSEE

                            NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS       MSA
                             ------------  ------------  ------------    ---------
POPULATION TRENDS

Current Population                 8,296        36,691        57,714     1,275,686
5-Year Population                  8,701        40,494        62,538     1,391,452
% Change CY-5Y                       4.9%         10.4%          8.4%          9.1%
Annual Change CY-5Y                  1.0%          2.1%          1.7%          1.8%

HOUSEHOLDS

Current Households                 4,240        16,603        24,615       499,284
5-Year Projected Households        4,570        18,595        27,019       550,820
% Change CY-5Y                       7.8%         12.0%          9.8%         10.3%
Annual Change CY-5Y                  1.6%          2.4%          2.0%          2.1%

INCOME TRENDS

Median Household Income       $   45,136    $   64,490    $   71,555    $   45,328
Per Capita Income             $   29,179    $   33,959    $   39,845    $   23,901
Average Household Income      $   58,018    $   74,678    $   92,907    $   61,067
Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                        AREA
                                   ----------------------------------------------
        CATEGORY                   1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS          MSA
                                   ------------      ------------    ------------         -----
HOUSING TRENDS

% of Households Renting                47.40%            34.78%          28.10%           31.23%
5-Year Projected % Renting             48.10%            34.59%          28.09%           30.53%

% of Households Owning                 44.36%            59.08%          66.19%           61.72%
5-Year Projected % Owning              43.93%            59.78%          66.62%           62.91%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
POST RIDGE, NASHVILLE, TENNESSEE

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Sawyer Brown Road
South  - Residential
East   - Residential
West   - Hicks Road

CONCLUSIONS

The subject is well located within the city of Nashville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
POST RIDGE, NASHVILLE, TENNESSEE

                                 MARKET ANALYSIS

The subject property is located in the city of Nashville in Davidson County. The overall pace of development in the subject's market is more or less decreasing. Based on our site inspection of the market area, there was no evidence of additional development for multifamily use. The following table illustrates historical vacancy rates for the subject's market.

                     HISTORICAL VACANCY RATE
Period                      Region                  Submarket
------                      ------                  ---------
 1997                        5.5%                     5.0%
 1998                        6.7%                     6.0%
 1999                        5.9%                     7.0%
 2000                        5.9%                     7.9%
 2001                        8.3%                     8.6%
 2002                        8.0%                     8.0%

Source: Greater Nashville Apartment Association

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Occupancy in the subject's market area is expected to be around 94.0% in average. Any expected changes are caused by the short time fluctuations derived from the current economic situation affecting the local, regional and national markets.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT
Period                Region         % Change        Submarket       % Change
------                ------         --------        ---------       --------
 1996                  $583              -             $735              -
 1997                  $604            3.6%            $760            3.4%
 1998                  $634            5.0%            $769            1.2%
 1999                  $647            2.1%            $784            2.0%
 2000                  $667            3.1%            $796            1.5%
 2001                  $677            1.5%            $814            2.3%
 2002                  $685            1.2%            $820            0.7%

Source: Greater Nashville Apartment Association

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
POST RIDGE, NASHVILLE, TENNESSEE

                             COMPETITIVE PROPERTIES

No.           Property Name        Units    Ocpy.   Year Built           Proximity to subject
---           -------------        -----    -----   ----------           --------------------
R-1       Legacy Hill               206      95%       1977       Approx. 3.2 miles east of subject
R-2       Iroquois                  376      90%       1967       Approx. 1.3 miles southeast of subject
R-3       Archstone at Bellevue     225      91%       1986       Approx. 2.5 miles east of subject
R-4       Creekwood                 200      94%       1971       Approx. 2.5 miles west of subject
R-5       Knollwood                 326      97%       1972       Approx. 1.45 miles southeast of subject
Subject   Post Ridge                150      98%       1972

Rental rates are expected to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
POST RIDGE, NASHVILLE, TENNESSEE

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                    26.64 acres, or 1,160,438 square feet
Shape                        Irregular
Topography                   Steep slope
Utilities                    All necessary utilities are available to the site.
Soil Conditions              Stable
Easements Affecting Site     None other than typical utility easements
Overall Site Appeal          Average
Flood Zone:
 Community Panel             47037C0308F, dated April 20, 2001
 Flood Zone                  Zone X
Zoning                       R-15, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2002                 TAX RATE /           PROPERTY
PARCEL NUMBER                   LAND        BUILDING           TOTAL          MILL RATE            TAXES
128-00-0-099                  $360,000     $2,360,000        $2,720,000        0.03840            $104,448

IMPROVEMENT ANALYSIS

Year Built                   1972
Number of Units              150
Net Rentable Area            223,340 Square Feet
Construction:
Foundation                   Reinforced concrete slab
 Frame                       Heavy or light wood
 Exterior Walls              Brick or masonry
 Roof                        Composition shingle over a wood truss structure
Project Amenities            Amenities at the subject include a swimming pool,
                             barbecue equipment, meeting hall, laundry room, and
                             parking area.
Unit Amenities               Individual unit amenities include a balcony,
                             fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
POST RIDGE, NASHVILLE, TENNESSEE

Unit Mix:

                                                 Unit Area
  Unit Type           Number of Units            (Sq. Ft.)
2Br/2Ba-2A20                56                     1,375
2Br/2.5Ba-2A25              21                     1,280
2Br/3Ba-2A30                24                     1,580
3Br/2Ba-3A20                24                     1,550
3Br/2.5Ba-3A25              12                     1,550
3Br/3Ba-3A30                13                     1,980

Overall Condition                         Average
Effective Age                             25 years
Economic Life                             45 years
Remaining Economic Life                   20 years
Deferred Maintenance                      None


HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 150-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
POST RIDGE, NASHVILLE, TENNESSEE

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
POST RIDGE, NASHVILLE, TENNESSEE

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
POST RIDGE, NASHVILLE, TENNESSEE

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
POST RIDGE, NASHVILLE, TENNESSEE

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                    COMPARABLE                    COMPARABLE
          DESCRIPTION                     SUBJECT                      I - 1                         I - 2
----------------------------------------------------------------------------------------------------------------------
 Property Name                   Post Ridge                 Dunhill Village               Belle Valley
LOCATION:
 Address                         595 Hicks Road             512 Old Hickory Blvd          100 Belle Valley Drive
 City, State                     Nashville, Tennessee       Nashville, TN                 Nashville, TN
 County                          Davidson                   Davidson                      Davidson
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          223,340                    337,908                       287,040
 Year Built                      1972                       1998                          1985
 Number of Units                 150                        348                           260
 Unit Mix:                            Type          Total     Type             Total        Type              Total
                                 2Br/2Ba-2A20        56     1Br/1Ba             168       1Br/1Ba               60
                                 2Br/2.5Ba-2A25      21     2Br/1Ba             128       2Br/2Ba              160
                                 2Br/3Ba-2A30        24     3Br/2Ba              52       2Br/2.5Ba             40
                                 3Br/2Ba-3A20        24
                                 3Br/2.5Ba-3A25      12
                                 3Br/3Ba-3A30        13

 Average Unit Size (SF)          1,489                      971                           1,104
 Land Area (Acre)                26.64                      36.11                         51.91
 Density (Units/Acre)            5.6                        9.6                           5
 Parking Ratio (Spaces/Unit)     2.01                       2.4                           2.2
 Parking Type (Gr., Cov., etc.)  Open                       Open Carport/Garage           Open
CONDITION:                       Average                    Good                          Good
APPEAL:                          Average                    Good                          Good
AMENITIES:
 Pool/Spa                        Yes/No                     Yes/No                        Yes/No
 Gym Room                        No                         Yes                           Yes
 Laundry Room                    Yes                        Yes                           No
 Secured Parking                 No                         No                            Yes
 Sport Courts                    Yes                        No                            Yes
 Washer/Dryer Connection         Yes                        Yes                           Yes
 Storage                         No                         Yes                           No
OCCUPANCY:                       98%                        93%                           92%
TRANSACTION DATA:
 Sale Date                                                  September 2002                November 2002
 Sale Price ($)                                             $24,900,000                   $10,800,000
 Grantor                                                    N/A                           N/A
 Grantee                                                    Dunhill Owners LLC            Belle Valley Ltd
 Sale Documentation                                         Deed - 20020905-0107891       Deed - 00006430-0000732
 Verification                                               Dawn Edmonson                 Margaret Woody
 Telephone Number                                           615.352.1977                  615.356.5000
ESTIMATED PRO-FORMA:                                           Total $    $/Unit   $/SF      Total $   $/Unit  $/SF
 Potential Gross Income                                      $4,650,255  $13,363  $13.76   $1,712,758  $6,588  $5.97
 Vacancy/Credit Loss                                         $  325,518  $   935  $ 0.96   $  137,021  $  527  $0.48
 Effective Gross Income                                      $4,324,737  $12,427  $12.80   $1,575,737  $6,061  $5.49
 Operating Expenses                                          $1,946,637  $ 5,594  $ 5.76   $  679,537  $2,614  $2.37
 Net Operating Income                                        $2,378,100  $ 6,834  $ 7.04   $  896,200  $3,447  $3.12
NOTES:                                                      Overall superior to subject   Overall slightly superior to
                                                                                          subject

 Price Per Unit                                                        $71,552                      $41,538
 Price Per Square Foot                                                 $ 73.69                      $ 37.63
 Expense Ratio                                                           45.00%                       43.10%
 EGIM                                                                     5.76                         6.85
 Overall Cap Rate                                                         9.55%                        8.30%
 Cap Rate based on Pro Forma
 or Actual Income?                                                    Pro Forma                    Pro Forma

                                           COMPARABLE                     COMPARABLE
          DESCRIPTION                         I - 3                          I - 4
---------------------------------------------------------------------------------------------
 Property Name                   The Lexington at Bellevue      Wyndchase Bellevue
LOCATION:
 Address                         510 Old Hickory Blvd           7221 SR-70 South
 City, State                     Nashville, TN                  Nashville, TN
 County                          Davidson                       Davidson
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          260,000                        229,320
 Year Built                      1996                           1999
 Number of Units                 250                            234
 Unit Mix:                         Type             Total         Type                Total
                                 1Br/1Ba             120        1Br/1Ba                114
                                 2Br/1Ba              92        2Br/1Ba                 96
                                 3Br/2.5Ba            38        3Br/2.5Ba               24




 Average Unit Size (SF)          1,040                          980
 Land Area (Acre)                21.79                          10.77
 Density (Units/Acre)            11.5                           21.7
 Parking Ratio (Spaces/Unit)     2.2                            2.5
 Parking Type (Gr., Cov., etc.)  Open Carport/Garage            Open Carport/Garage
CONDITION:                       Good                           Good
APPEAL:                          Good                           Good
AMENITIES:
 Pool/Spa                        Yes/No                         Yes/No
 Gym Room                        Yes                            Yes
 Laundry Room                    Yes                            Yes
 Secured Parking                 Yes                            No
 Sport Courts                    No                             No
 Washer/Dryer Connection         Yes                            No
 Storage                         No                             Yes
OCCUPANCY:                       93%                            93%
TRANSACTION DATA:
 SALE Date                       December 2002                  October 2001
 Sale Price ($)                  $16,975,000                    $15,900,000
 Grantor                         N/A                            N/A
 Grantee                         Lexington Owners LLC           Wyndchase Lake Gibson Parke
 Sale Documentation              Deed - 20021220-0157848        Deed - 20011005-0108456
 Verification                    Fay Shaw                       Amy Prater
 Telephone Number                615.352.5700                   615.646.7575
ESTIMATED PRO-FORMA:                Total $   $/Unit    $/SF       Total $   $/Unit     $/SF
 Potential Gross Income           $2,737,903  $10,952  $10.53    $2,523,809  $10,786   $11.01
 Vacancy/Credit Loss              $  191,653  $   767  $ 0.74    $  176,666  $   755   $ 0.77
 Effective Gross Income           $2,546,250  $10,185  $ 9.79    $2,347,143  $10,031   $10.24
 Operating Expenses               $1,081,000  $ 4,324  $ 4.16    $  926,943  $ 3,961   $ 4.04
 Net Operating Income             $1,465,250  $ 5,861  $ 5.64    $1,420,200  $ 6,069   $ 6.19
NOTES:                           Overall superior to subject    Overall superior to subject

 Price Per Unit                             $67,900                        $67,949
 Price Per Square Foot                      $ 65.29                        $ 69.34
 Expense Ratio                                42.50%                         39.50%
 EGIM                                          6.67                           6.77
 Overall Cap Rate                              8.63%                          8.93%
 Cap Rate based on Pro Forma
 or Actual Income?                         Pro Forma                      Pro Forma

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
POST RIDGE, NASHVILLE, TENNESSEE

                          [MAP OF IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $41,538 to $71,552 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $43,615 to $50,962 per unit with a mean or average adjusted price of $48,048 per unit. The median adjusted price is $48,808 per unit. Based on the following analysis, we have concluded to a value of $48,000 per unit, which results in an "as is" value of $7,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 23
POST RIDGE, NASHVILLE, TENNESSEE


SALES ADJUSTMENT GRID


                                                                           COMPARABLE                        COMPARABLE
DESCRIPTION                                  SUBJECT                         I - 1                             I - 2
-----------------------------------     -----------------            ----------------------            ----------------------
Property Name                           Post Ridge                   Dunhill Village                   Belle Valley

Address                                 595 Hicks Road               512 Old Hickory Blvd              100 Belle Valley Drive

City                                    Nashville, Tennessee         Nashville, TN                     Nashville, TN
Sale Date                               September 2002               November 2002                     December 2002
Sale Price ($)                                                       $24,900,000                       $10,800,000
Net Rentable Area (SF)                  223,340                      337,908                           287,040
Number of Units                         150                          348                               260
Price Per Unit                                                       $71,552                           $41,538
Year Built                              1972                         1998                              1985
Land Area (Acre)                        26.6400                      36.1100                           51.9100
VALUE ADJUSTMENTS                          DESCRIPTION                  DESCRIPTION    ADJ.               DESCRIPTION    ADJ.
-----------------------------------     -----------------            ----------------------            ----------------------
Property Rights Conveyed                Fee Simple Estate            Fee Simple Estate  0%             Fee Simple Estate  0%
Financing                                                            Cash To Seller     0%             Cash To Seller     0%
Conditions of Sale                                                   Arm's Length       0%             Arm's Length       0%
Date of Sale (Time)                                                  09-2002            0%             11-2002            0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                         $71,552                           $41,538
-----------------------------------     -----------------            ----------------------            ----------------------
Location                                                             Comparable         0%             Comparable         0%
Number of Units                         150                          348                0%             260                0%
Quality / Appeal                        Good                         Superior          -15%            Inferior           15%
Age / Condition                         1972                         1998 / Good       -20%            1985 / Good       -10%
Occupancy at Sale                       98%                          93%                0%             92%                0%
Amenities                               Good                         Comparable         0%             Comparable         0%
Average Unit Size (SF)                  1,489                        971                5%             1,104              0%
PHYSICAL ADJUSTMENT                                                                    -30%                               5%
FINAL ADJUSTED VALUE ($/UNIT)                                               $50,086                           $43,615

SUMMARY

VALUE RANGE (PER UNIT)                       $43,615         TO             $50,962
MEAN (PER UNIT)                              $48,048
MEDIAN (PER UNIT)                            $48,808
VALUE CONCLUSION (PER UNIT)                  $48,000

VALUE INDICATED BY SALES COMPARISON APPROACH                                $7,200,000
ROUNDED                                                                     $7,200,000


                                               COMPARABLE                 COMPARABLE
DESCRIPTION                                       I - 3                      I - 4
-----------------------------------     -------------------------    ---------------------
Property Name                           The Lexington at Bellevue    Wyndchase Bellevue

Address                                 510 Old Hickory Blvd         7221 SR-70 South

City                                    Nashville, TN                Nashville, TN
Sale Date                               October 2001
Sale Price ($)                          $16,975,000                  $15,900,000
Net Rentable Area (SF)                  260,000                      229,320
Number of Units                         250                          234
Price Per Unit                          $67,900                      $67,949
Year Built                              1996                         1999
Land Area (Acre)                        21.7900                      10.7700
VALUE ADJUSTMENTS                          DESCRIPTION    ADJ.          DESCRIPTION    ADJ.
-----------------------------------     -------------------------    ---------------------
Property Rights Conveyed                Fee Simple Estate  0%        Fee Simple Estate  0%
Financing                               Cash To Seller     0%        Cash To Seller     0%
Conditions of Sale                      Arm's Length       0%        Arm's Length       0%
Date of Sale (Time)                     12-2002            0%        10-2001            0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $67,900                      $67,949
-----------------------------------     -------------------------    ---------------------
Location                                Comparable         0%        Comparable         0%
Number of Units                         250                0%        234                0%
Quality / Appeal                        Superior          -15%       Superior          -10%
Age / Condition                         1996 / Good       -15%       1999 / Good       -20%
Occupancy at Sale                       93%                0%        93%                0%
Amenities                               Comparable         0%        Comparable         0%
Average Unit Size (SF)                  1,040              0%        980                5%
PHYSICAL ADJUSTMENT                                       -30%                         -25%
FINAL ADJUSTED VALUE ($/UNIT)                  $47,530                      $50,962

SUMMARY

VALUE RANGE (PER UNIT)
MEAN (PER UNIT)
MEDIAN (PER UNIT)
VALUE CONCLUSION (PER UNIT)

VALUE INDICATED BY SALES COMPARISON APPROACH
ROUNDED

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
POST RIDGE, NASHVILLE, TENNESSEE

                             NOI PER UNIT COMPARISON

                          SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE   NO. OF       ----------            --------   --------------    ADJUSTMENT   INDICATED
   NO.       UNITS        PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT      FACTOR     VALUE/UNIT
----------------------------------------------------------------------------------------------------
   I-1         348        $24,900,000  9.55%   $2,378,100    $727,124           0.709      $50,756
                          $    71,552          $    6,834    $  4,847
   I-2         260        $10,800,000  8.30%   $  896,200    $727,124           1.406      $58,417
                          $    41,538          $    3,447    $  4,847
   I-3         250        $16,975,000  8.63%   $1,465,250    $727,124           0.827      $56,158
                          $    67,900          $    5,861    $  4,847
   I-4         234        $15,900,000  8.93%   $1,420,200    $727,124           0.799      $54,271
                          $    67,949          $    6,069    $  4,847

           PRICE/UNIT                   VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
----------------------------------------------------------------------------------------
  Low     High     Average   Median     Estimated Price Per Unit              $   50,000
                                        Number of Units                              150
$50,756  $58,417   $54,900  $55,215

                                        Value Based on NOI Analysis           $7,500,000
                                                                   Rounded    $7,500,000

The adjusted sales indicate a range of value between $50,756 and $58,417 per unit, with an average of $54,900 per unit. Based on the subject's competitive position within the improved sales, a value of $50,000 per unit is estimated. This indicates an "as is" market value of $7,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE  NO. OF    ----------      EFFECTIVE     OPERATING               SUBJECT
   NO.       UNITS    PRICE/UNIT    GROSS INCOME     EXPENSE     OER      PROJECTED OER    EGIM
-----------------------------------------------------------------------------------------------
   I-1       348      $24,900,000    $4,324,737    $1,946,637   45.01%                     5.76
                      $    71,552
   I-2       260      $10,800,000    $1,575,737    $  679,537   43.13%                     6.85
                      $    41,538
                                                                             44.95%
   I-3       250      $16,975,000    $2,546,250    $1,081,000   42.45%                     6.67
                      $    67,900
   I-4       234      $15,900,000    $2,347,143    $  926,943   39.49%                     6.77
                      $    67,949

            EGIM                              VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
---------------------------------------------------------------------------------------------------
Low     High   Average    Median        Estimate EGIM                                          5.50
5.76    6.85    6.51       6.72         Subject EGI                                      $1,389,078

                                        Value Based on EGIM Analysis                     $7,639,929

                                                                                Rounded  $7,600,000

                                                                Value Per Unit           $   50,667

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
POST RIDGE, NASHVILLE, TENNESSEE

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.95% before reserves. The comparable sales indicate a range of expense ratios from 39.49% to 45.01%, while their EGIMs range from 5.76 to 6.85. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $7,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,500,000.

Price Per Unit                                        $7,200,000
NOI Per Unit                                          $7,500,000
EGIM Analysis                                         $7,600,000

Sales Comparison Conclusion                           $7,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
POST RIDGE, NASHVILLE, TENNESSEE

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgme nts regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
POST RIDGE, NASHVILLE, TENNESSEE

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                  Average
                Unit Area   -------------------
Unit Type       (Sq. Ft.)   Per Unit    Per SF   % Occupied
2Br/2Ba-2A20       1375       $699     $   0.51     98.2%
2Br/2.5Ba-2A25     1280       $749     $   0.59     95.2%
2Br/3Ba-2A30       1580       $789     $   0.50    100.0%
3Br/2Ba-3A20       1550       $779     $   0.50     95.8%
3Br/2.5Ba-3A25     1550       $849     $   0.55    100.0%
3Br/3Ba-3A30       1980       $989     $   0.50    100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
POST RIDGE, NASHVILLE, TENNESSEE


                                          SUBJECT   SUBJECT
                         SUBJECT UNIT     ACTUAL    ASKING
      DESCRIPTION             TYPE         RENT      RENT
-------------------------------------------------------------
Monthly Rent             2Br/2Ba-2A20     $   699   $   689
Unit Area (SF)                              1,375     1,375
Monthly Rent Per Sq. Ft.                  $  0.51   $  0.50

Monthly Rent             2Br/2.5Ba-2A25   $   749   $   663
Unit Area (SF)                              1,280     1,280
Monthly Rent Per Sq. Ft.                  $  0.59   $  0.52

Monthly Rent             2Br/3Ba-2A30     $   789   $   789
Unit Area (SF)                              1,580     1,580
Monthly Rent Per Sq. Ft.                  $  0.50   $  0.50

Monthly Rent             3Br/2Ba-3A20     $   779   $   755
Unit Area (SF)                              1,550     1,550
Monthly Rent Per Sq. Ft.                  $  0.50   $  0.49

Monthly Rent             3Br/2.5Ba-3A25   $   849   $   816
Unit Area (SF)                              1,550     1,550
Monthly Rent Per Sq. Ft.                  $  0.72   $  0.53

Monthly Rent             3Br/3Ba-3A30     $   989   $   998
Unit Area (SF)                              1,980     1,980
Monthly Rent Per Sq. Ft.                  $  0.50   $  0.50

                                               COMPARABLE RENTS
                              R-1         R-2       R-3         R-4        R-5
                                                 ARCHSTONE
                          PEGACY HILL  IROQUOIS AT BELIEVE   CREEKWOOD  KNOLLWOOD
                                            COMPARISON TO SUBJECT
      DESCRIPTION           SIMILAR    INTERIOR  SUPERIOR     SIMILAR   SUPERIOR
-----------------------------------------------------------------------------------
Monthly Rent                                     $     689   $     697  $    674
Unit Area (SF)                                         800       1,211     1,152
Monthly Rent Per Sq. Ft.                         $    0.86   $    0.58  $   0.59

Monthly Rent               $   693     $    699
Unit Area (SF)               1,030        1,257
Monthly Rent Per Sq. Ft.   $  0.67     $   0.56

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $   780
Unit Area (SF)               1,269
Monthly Rent Per Sq. Ft.   $  0.61

Monthly Rent                           $    811  $     879   $     885  $    904
Unit Area (SF)                            1,519      1,223       1,620     1,550
Monthly Rent Per Sq. Ft.               $   0.53  $    0.72   $    0.55  $   0.58

Monthly Rent                                     $   1,077
Unit Area (SF)                                       1,697
Monthly Rent Per Sq. Ft.                         $    0.63

      DESCRIPTION           MIN     MAX    MEDIAN  AVERAGE
----------------------------------------------------------
Monthly Rent               $  674  $  697  $  689  $   687
Unit Area (SF)                800   1,211   1,152    1,054
Monthly Rent Per Sq. Ft.   $ 0.58  $ 0.86  $ 0.59  $  0.67

Monthly Rent               $  693  $  699  $  696  $   696
Unit Area (SF)              1,030   1,257   1,144    1,144
Monthly Rent Per Sq. Ft.   $ 0.56  $ 0.67  $ 0.61  $  0.61

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $  780  $  780  $  780  $   780
Unit Area (SF)              1,269   1,269   1,269    1,269
Monthly Rent Per Sq. Ft.   $ 0.61  $ 0.61  $ 0.61  $  0.61

Monthly Rent               $  811  $  904  $  882  $   870
Unit Area (SF)              1,223   1,620   1,535    1,478
Monthly Rent Per Sq. Ft.   $ 0.53  $ 0.72  $ 0.56  $  0.60

Monthly Rent               $1,077  $1,077  $1,077  $ 1,077
Unit Area (SF)              1,697   1,697   1,697    1,697
Monthly Rent Per Sq. Ft.   $ 0.63  $ 0.63  $ 0.63  $  0.63

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                              Unit Area          Market Rent           Monthly       Annual
  Unit Type           Number of Units         (Sq. Ft.)     Per Unit      Per SF        Income       Income
-------------------------------------------------------------------------------------------------------------
2Br/2Ba-2A20                56                  1,375      $      700   $   0.51      $   39,200   $  470,400
2Br/2.5Ba-2A25              21                  1,280      $      750   $   0.59      $   15,750   $  189,000
2Br/3Ba-2A30                24                  1,580      $      790   $   0.50      $   18,960   $  227,520
3Br/2Ba-3A20                24                  1,550      $      780   $   0.50      $   18,720   $  224,640
3Br/2.5Ba-3A25              12                  1,550      $      850   $   0.55      $   10,200   $  122,400
3Br/3Ba-3A30                13                  1,980      $      990   $   0.50      $   12,870   $  154,440
                                                                          Total       $  115,700   $1,388,400

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
POST RIDGE, NASHVILLE, TENNESSEE

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR      2000      FISCAL YEAR     2001     FISCAL YEAR     2002
          DESCRIPTION                    ACTUAL                   ACTUAL                   ACTUAL
                                   TOTAL      PER UNIT       TOTAL     PER UNIT       TOTAL      PER UNIT
----------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                 $1,471,052   $    9,807   $1,496,327   $   9,976   $1,409,373   $    9,396

  Vacancy                       $  124,088   $      827   $  148,002   $     987   $  110,285   $      735
  Credit Loss/Concessions       $   46,181   $      308   $   76,596   $     511   $   12,468   $       83
                                ----------   ----------   ----------   ---------   ----------   ----------
    Subtotal                    $  170,269   $    1,135   $  224,598   $   1,497   $  122,753   $      818

  Laundry Income                $    6,379   $       43   $    2,331   $      16   $    2,058   $       14
  Garage Revenue                $        0   $        0   $        0   $       0   $        0   $        0
  Other Misc. Revenue           $   45,081   $      301   $   49,539   $     330   $   64,836   $      432
                                ----------   ----------   ----------   ---------   ----------   ----------
    Subtotal Other Income       $   51,460   $      343   $   51,870   $  346.00   $   66,894   $      446
                                ----------   ----------   ----------   ---------   ----------   ----------
Effective Gross Income          $1,352,243   $    9,015   $1,323,599   $   8,824   $1,353,514   $    9,023

 Operating Expenses
 Taxes                          $   91,530   $   610.00   $   92,445   $  616.00   $  104,448   $      696
 Insurance                      $   21,810   $      145   $   20,412   $     136   $   29,194   $      195
 Utilities                          89,557   $      597   $   84,370   $     562   $   80,907   $      539
 Repair & Maintenance           $   41,552   $      277   $   52,305   $     349   $   53,232   $      355
 Cleaning                       $        0   $     0.00   $     0.00   $       0   $        0   $        0
 Landscaping                    $   28,685   $      191   $   34,213   $     228   $   36,576   $      244
 Security                       $        0   $        0   $        0   $       0   $        0   $        0
 Marketing & Leasing            $   25,336   $      169   $   31,325   $     209   $   22,522   $      150
 General Administrative         $  182,156   $ 1,214.00   $  208,273   $   1,388   $  188,077   $    1,254
 Management                     $   68,073   $      454   $   73,977   $     493   $   67,893   $      453
Miscellaneous                   $        0   $        0   $        0   $       0   $        0   $        0
                                ----------   ----------   ----------   ---------   ----------   ----------
Total Operating Expenses        $  548,699   $    3,658   $  597,320   $   3,982   $  582,849   $    3,886

 Reserves                       $        0   $        0   $        0   $       0   $        0   $        0
                                ----------   ----------   ----------   ---------   ----------   ----------
Net Income                      $  803,544   $    5,357   $  726,279   $   4,842   $  770,665   $    5,138

                                  FISCAL YEAR     2003      ANNUALIZED      2003
          DESCRIPTION                MANAGEMENT BUDGET             PROJECTION             AAA PROJECTION
                                    TOTAL       PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT          %
-------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                   $1,378,000   $    9,187   $1,353,264   $    9,022   $1,388,400   $ 9,256.00        100%

  Vacancy                         $   53,740   $      358   $   56,440   $      376   $   83,304   $   555.00        6.0%
  Credit Loss/Concessions         $    6,400   $       43   $   10,320   $       69   $   27,768   $   185.00        2.0%
                                  ----------   ----------   ----------   ----------   ----------   ----------      -----
    Subtotal                      $   60,140   $      401   $   66,760   $      445   $  111,072   $      740        8.0%

  Laundry Income                  $    2,148   $       14   $    7,824   $       52   $    6,750   $       45        0.5%
  Garage Revenue                  $        0   $        0   $        0   $        0   $        0   $        0        0.0%
  Other Misc. Revenue             $  105,765   $      705   $  101,360   $      676   $  105,000   $      700        7.6%
                                  ----------   ----------   ----------   ----------   ----------   ----------      -----
    Subtotal Other Income         $  107,913   $      719   $  109,184   $      728   $  111,750   $      745        8.0%
                                  ----------   ----------   ----------   ----------   ----------   ----------      -----
Effective Gross Income            $1,425,773   $    9,505   $1,395,688   $    9,305   $1,389,078   $    9,261      100.0%

 Operating Expenses
 Taxes                            $  104,448   $      696   $  104,448   $   696.00   $  105,000   $   700.00        7.6%
 Insurance                        $   33,662   $      224   $   33,332   $      222   $   33,750   $      225        2.4%
 Utilities                        $   92,475   $      617   $   92,000   $      613   $   90,000   $      600        6.5%
 Repair & Maintenance             $   62,440   $      416   $   64,136   $      428   $   60,000   $      400        4.3%
 Cleaning                         $        0   $        0   $        0   $        0   $        0   $        0        0.0%
 Landscaping                      $   37,930   $      253   $   49,900   $      333   $   45,000   $      300        3.2%
 Security                         $        0   $        0   $        0   $        0   $        0   $        0        0.0%
 Marketing & Leasing              $   23,648   $      158   $   10,748   $       72   $   26,250   $      175        1.9%
 General Administrative           $  194,478   $    1,297   $  208,300   $    1,389   $  195,000   $    1,300       14.0%
 Management                       $   70,918   $      473   $   66,272   $      442   $   69,454   $      463        5.0%
Miscellaneous                     $        0   $        0   $        0   $        0   $        0   $        0        0.0%
                                  ----------   ----------   ----------   ----------   ----------   ----------      -----
Total Operating Expenses          $  619,999   $    4,133   $  629,136   $    4,194   $  624,454   $    4,163       45.0%

 Reserves                         $        0   $        0   $        0   $        0   $   37,500   $      250        6.0%
                                  ----------   ----------   ----------   ----------   ----------   ----------      -----
Net Income                        $  805,774   $    5,372   $  766,552   $    5,110   $  727,124   $    4,847       52.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
POST RIDGE, NASHVILLE, TENNESSEE

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                             CAPITALIZATION RATES
                   GOING-IN                          TERMINAL
              LOW            HIGH             LOW              HIGH
-------------------------------------------------------------------
 RANGE       6.00%          10.00%           7.00%            10.00%
AVERAGE             8.14%                             8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
POST RIDGE, NASHVILLE, TENNESSEE

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.          SALE DATE         OCCUP.             PRICE/UNIT         OAR
--------------------------------------------------------------------------------
   I-1               2-Sep            93%               $   71,552        9.55%
   I-2               2-Nov            92%               $41,538.00        8.30%
   I-3               2-Dec            93%               $   67,900        8.63%
   I-4               1-Oct            93%               $67,949.00        8.93%
   I-5              Jan-00             0%                                  N/A
                                                                High      9.55%
                                                                 Low      8.30%
                                                             Average      8.85%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $7,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
POST RIDGE, NASHVILLE, TENNESSEE

approximately 36% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
POST RIDGE, NASHVILLE, TENNESSEE

DISCOUNTED CASH FLOW ANALYSIS

      YEAR                           APR-2004       APR-2005      APR-2006    APR-2007     APR-2008      APR-2009     APR-2010
   FISCAL YEAR                         100%          $2           300.00%     400.00%        5           $6             7
-------------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                        $ 1,388,400  $1,430,052.00  $1,472,954  $1,517,142  $1,562,656.00  $ 1,609,536  $ 1,657,822

   Vacancy                          $    83,304  $      85,803  $   88,377  $   91,029  $      93,759  $    96,572  $    99,469
   Credit Loss                      $    27,768  $      28,601  $   29,459  $   30,343  $      31,253  $    32,191  $    33,156
   Concessions                      $         0  $           0  $        0  $        0  $           0  $         0  $         0
                                    -------------------------------------------------------------------------------------------
     Subtotal                       $   111,072  $     114,404  $  117,836  $  121,371  $     125,013  $   128,763  $   132,626

   Laundry Income                   $     6,750  $       6,953  $    7,161  $    7,376  $       7,597  $     7,825  $     8,060
   Garage Revenue                   $         0  $           0  $        0  $     0.00  $           0  $      0.00  $         0
   Other Misc. Revenue              $   105,000  $  108,150.00  $  111,395  $  114,736  $  118,178.00  $121,724.00  $125,375.00
                                    -------------------------------------------------------------------------------------------
     Subtotal Other Income          $   111,750  $     115,103  $  118,556  $  122,112  $     125,776  $   129,549  $   133,435

EFFECTIVE GROSS INCOME                1,389,078  $   1,430,750   1,473,673  $1,517,883  $   1,563,420  $ 1,610,322  $ 1,658,632

OPERATING EXPENSES:
   Taxes                            $   105,000        108,150     111,395  $  114,736  $     118,178  $   121,724  $   125,375
   Insurance                        $    33,750         34,763  $   35,805  $   36,880  $      37,986  $    39,126  $    40,299
   Utilities                        $    90,000  $      92,700  $   95,481  $   98,345  $     101,296  $   104,335  $   107,465
   Repair & Maintenance             $    60,000  $      61,800  $   63,654  $   65,564  $      67,531  $    69,556  $    71,643
   Cleaning                         $         0  $           0  $        0  $        0  $           0  $         0  $         0
   Landscaping                           45,000  $      46,350      47,741  $   49,173  $      50,648  $    52,167  $    53,732
   Security                         $         0  $           0  $        0  $        0  $           0  $         0  $         0
   Marketing & Leasing              $    26,250  $      27,038  $   27,849  $   28,684  $      29,545  $    30,431  $    31,344
   General Administrative           $   195,000  $     200,850     206,876  $  213,082        219,474  $   226,058  $   232,840
   Management                            69,454  $      71,538  $   73,684  $   75,894         78,171  $    80,516       82,932
   Miscellaneous                    $         0  $           0  $        0  $        0  $           0  $         0  $         0
                                    -------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES            $   624,454  $     643,188  $  662,483  $  682,358  $     702,828  $   723,913  $   745,631

   Reserves                         $    37,500  $      38,625  $   39,784  $   40,977  $      42,207  $    43,473  $    44,777
                                    -------------------------------------------------------------------------------------------
NET OPERATING INCOME                $   727,124  $     748,938  $  771,406  $  794,548  $     818,385  $   842,936  $   868,224

Operating Expense Ratio (% of EGI)         45.0%          45.0%       45.0%       45.0%          45.0%        45.0%        45.0%
Operating Expense Per Unit          $     4,163  $       4,288  $    4,417  $    4,549  $       4,686  $     4,826  $     4,971

      YEAR                             APR-2011       APR-2012    APR-2013     APR-2014
   FISCAL YEAR                            8              9           10           11
------------------------------------------------------------------------------------------
REVENUE
   Base Rent                        $   1,707,557  $ 1,758,784  $ 1,811,547  $   1,865,894

   Vacancy                          $     102,453  $   105,527  $   108,693  $     111,954
   Credit Loss                      $      34,151  $    35,176  $    36,231  $      37,318
   Concessions                      $           0  $         0  $         0  $           0
                                    ------------------------------------------------------
     Subtotal                       $     136,605  $   140,703  $   144,924  $     149,271

   Laundry Income                   $       8,302  $     8,551  $     8,807  $       9,071
   Garage Revenue                   $           0  $         0  $         0  $           0
   Other Misc. Revenue              $     129,137  $   133,011  $   137,001  $     141,111
                                    ------------------------------------------------------
     Subtotal Other Income          $     137,438  $   141,562  $   145,808  $     150,183

EFFECTIVE GROSS INCOME              $   1,708,391    1,759,642    1,812,432      1,866,805

OPERATING EXPENSES:
   Taxes                            $     129,137  $   133,011  $   137,001  $     141,111
   Insurance                        $      41,508  $    42,753  $    44,036  $      45,357
   Utilities                        $     110,689  $   114,009  $   117,430  $     120,952
   Repair & Maintenance             $      73,792  $    76,006  $    78,286  $      80,635
   Cleaning                         $           0  $         0  $         0  $           0
   Landscaping                      $      55,344       57,005       58,715         60,476
   Security                         $           0  $         0  $         0  $           0
   Marketing & Leasing              $      32,284  $    33,253  $    34,250  $      35,278
   General Administrative           $     239,825  $   247,020  $   254,431  $     262,064
   Management                       $      85,420       87,982       90,622         93,340
   Miscellaneous                    $           0  $         0  $         0  $           0
                                    ------------------------------------------------------
TOTAL OPERATING EXPENSES            $     768,000  $   791,040  $   814,771  $     839,214

   Reserves                         $      46,120  $    47,504  $    48,929  $      50,397
                                    ------------------------------------------------------
NET OPERATING INCOME                $     894,271  $   921,099  $   948,732  $     977,194

Operating Expense Ratio (% of EGI)           45.0%        45.0%        45.0%          45.0%
Operating Expense Per Unit          $       5,120  $     5,274  $     5,432  $       5,595

                                                                                            DCF Value Analysis
                                                                                           ------------------
                                                              Gross Residual Sale Price $8,883,582 Deferred Maintenance  $        0
Estimated Stabilized NOI $727,124  Sales Expense Rate   2.00%   Less: Sales Expense     $  177,672 Add: Excess Land      $        0
                                                                                        ----------
Months to Stabilized            1  Discount Rate       12.50% Net Residual Sale Price   $8,705,910 Other Adjustments     $        0
                                                                                                                         ----------
Stabilized Occupancy         94.0% Terminal Cap Rate   11.00% PV of Reversion           $2,680,951 Value Indicated
                                                                                                    By "DCF"             $7,434,765
                                                                     Add: NPV of NOI    $4,753,813        Rounded        $7,400,000
                                                                                        ----------
                                                                     PV Total           $7,434,765

                                    "DCF" VALUE SENSITIVITY TABLE

TOTAL VALUE                                       DISCOUNT RATE
                          ----------------------------------------------------------------------
TERMINAL CAP RATE           12.00%       12.25%          12.50%          12.75%         13.00%
------------------------------------------------------------------------------------------------
 10.50%                   $7,800,734   $7,680,306      $7,562,429      $7,447,041     $7,334,080
 10.75%                   $7,732,442   $7,613,520      $7,497,112      $7,383,158     $7,271,596
 11.00%                   $7,667,254   $7,549,769      $7,434,765      $7,322,179     $7,211,953
 11.25%                   $7,604,964   $7,488,852      $7,375,188      $7,263,910     $7,154,961
 11.50%                   $7,545,382   $7,430,584      $7,318,202      $7,208,175     $7,100,446

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
POST RIDGE, NASHVILLE, TENNESSEE

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
POST RIDGE, NASHVILLE, TENNESSEE

                                   POST RIDGE

                                              TOTAL      PER SQ. FT.    PER UNIT      %OF EGI
----------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                $1,388,400    $    6.22    $   9,256

   Less: Vacancy & Collection Loss   8.00%  $  111,072    $    0.50    $    740

   Plus: Other Income

     Laundry Income                         $    6,750    $    0.03    $      45          0.49%
     Garage Revenue                         $        0    $    0.00    $       0          0.00%
     Other Misc. Revenue                    $  105,000    $    0.47    $     700          7.56%
                                            --------------------------------------------------
       Subtotal Other Income                $  111,750    $    0.50    $     745          8.04%

EFFECTIVE GROSS INCOME                      $1,389,078    $    6.22    $   9,261

OPERATING EXPENSES:

   Taxes                                    $  105,000    $    0.47    $     700          7.56%
   Insurance                                $   33,750    $    0.15    $     225          2.43%
   Utilities                                $   90,000    $    0.40    $     600          6.48%
   Repair & Maintenance                     $   60,000    $    0.27    $     400          4.32%
   Cleaning                                 $        0    $    0.00    $       0          0.00%
   Landscaping                              $   45,000    $    0.20    $     300          3.24%
   Security                                 $        0    $    0.00    $       0          0.00%
   Marketing & Leasing                      $   26,250    $    0.12    $     175          1.89%
   General Administrative                   $  195,000    $    0.87    $   1,300         14.04%
   Management                        5.00%  $   69,454    $    0.31    $     463          5.00%
   Miscellaneous                            $        0    $    0.00    $       0          0.00%

TOTAL OPERATING EXPENSES                    $  624,454    $    2.80    $   4,163         44.95%

   Reserves                                 $   37,500    $    0.17    $     250          2.70%
                                            --------------------------------------------------
NET OPERATING INCOME                        $  727,124    $    3.26    $   4,847         52.35%

   "GOING IN" CAPITALIZATION RATE                10.00%

   VALUE INDICATION                         $7,271,241    $   32.56    $  48,475
   "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)        $7,271,241

                  ROUNDED                   $7,300,000    $   32.69    $  48,667

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
POST RIDGE, NASHVILLE, TENNESSEE

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE            ROUNDED        $/UNIT           $/SF
---------------------------------------------------------------------------
  9.25%            $7,860,801       $7,900,000       $52,667         $35.37
  9.50%            $7,653,938       $7,700,000       $51,333         $34.48
  9.75%            $7,457,683       $7,500,000       $50,000         $33.58
 10.00%            $7,271,241       $7,300,000       $48,667         $32.69
 10.25%            $7,093,894       $7,100,000       $47,333         $31.79
 10.50%            $6,924,991       $6,900,000       $46,000         $30.89
 10.75%            $6,763,945       $6,800,000       $45,333         $30.45

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                            $7,400,000
Direct Capitalization Method                             $7,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $7,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 37
POST RIDGE, NASHVILLE, TENNESSEE

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

                  AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

    Cost Approach                                         Not Utilized
Sales Comparison Approach                                  $7,500,000
Income Approach                                            $7,400,000
Reconciled Value                                           $7,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 7, 2003 the market value of the fee simple estate in the property is:

                                   $7,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
POST RIDGE, NASHVILLE, TENNESSEE

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
POST RIDGE, NASHVILLE, TENNESSEE

                                    EXHIBIT A

                              SUBJECT PHOTOGRAPHS

                                                                       EXHIBIT A

AMERICAN APPRAISAL ASSOCIATES, INC.
POST RIDGE, NASHVILLE, TENNESSEE

                               SUBJECT PHOTOGRAPHS

[UNIT TYPE FACADE PICTURE]   [UNIT TYPE PICTURE]

[BEDROOM PICTURE]            [BEDROOM PICTURE]

[KITCHEN AREA PICTURE]       [LIVING ROOM AREA PICTURE]]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
POST RIDGE, NASHVILLE, TENNESSEE

                               SUBJECT PHOTOGRAPHS

[POOL PICTURE]                   [PLAYGROUND PICTURE]

[MAIN DRIVE WAY PICTURE]         [PARKING PICTURE]

[HICKS ROAD-SOUTHEAST PICTURE]   [HICKS ROAD-NORTHWEST PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POST RIDGE, NASHVILLE, TENNESSEE

                                    EXHIBIT B

                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POST RIDGE, NASHVILLE, TENNESSEE

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1          COMPARABLE I-2             COMPARABLE I-3
    DUNHILL VILLAGE          BELLE VALLEY        THE LEXINGTON AT BELLEVUE
 512 Old Hickory Blvd   100 Belle Valley Drive      510 Old Hickory Blvd
     Nashville, TN           Nashville, TN              Nashville, TN

    [PICTURE]                    [PICTURE]                    [PICTURE]

    COMPARABLE I-4
  WYNDCHASE BELLEVUE
   7221 SR-70 South
     Nashville, TN

   [PICTURE]                  N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POST RIDGE, NASHVILLE, TENNESSEE

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R- 1
------------------------------------------------------------------------------------------------------------------
  Property Name               Post Ridge                                 Legacy Hill
  Management Company          AIMCO                                      United Dominion Realty
------------------------------------------------------------------------------------------------------------------
LOCATION:
------------------------------------------------------------------------------------------------------------------
  Address                     595 Hicks Road                             501 Shadowood Drive
  City, State                 Nashville, Tennessee                       Nashville, TN
  County                      Davidson                                   Davidson
  Proximity to Subject                                                   Approx. 3.2 miles east of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      223,340                                    209,090
  Year Built                  1972                                       1977
  Effective Age               25                                         10
  Building Structure Type     Brick & wood siding walls; asphalt         Brick & wood siding walls; asphalt
                              shingle roof                               shingle roof
------------------------------------------------------------------------------------------------------------------
  Parking Type                Open                                       Open
  (Gr., Cov., etc.)
------------------------------------------------------------------------------------------------------------------
  Number of Units             150                                        206
  Unit Mix:                           Type        Unit   Qty     Mo                 Type       Unit   Qty     Mo
                              1  2Br/2Ba-2A20     1,375   56     $ 699        1 Br/1Ba         761     56    $587
                              2  Br/2.5Ba-2A25    1,280   21     $ 749   2    2 Br/2Ba       1,030    100    $693
                              3  2Br/3Ba-2A30     1,580   24     $ 789   4    3 Br/2.5 Ba    1,269     50    $780
                              4  3Br/2Ba-3A20     1,550   24     $ 779
                              5  Br/2.5Ba-3A25    1,550   12     $ 849
                              6  3Br/3Ba-3A30     1,980   13     $ 989

  Average Unit Size (SF)      1,489                                      1,015
  Unit Breakdown:              Efficiency   0%    2-Bedroom  65%           Efficiency     0%     2-Bedroom     49%
                               1-Bedroom    0%    3-Bedroom  35%           1-Bedroom     27%     3-Bedroom     27%
------------------------------------------------------------------------------------------------------------------
CONDITION:                    Average                                    Good
------------------------------------------------------------------------------------------------------------------
APPEAL:                       Average                                    Average
AMENITIES:
Unit Amenities                    Attach. Garage      Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                               X  Balcony                                     Balcony
                               X  Fireplace                                X  Fireplace         X
                               X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities            X  Swimming Pool                            X  Swimming Pool
                                  Spa/Jacuzzi         Car Wash                Spa/Jacuzzi          Car Wash
                                  Basketball Court X  BBQ Equipment           Basketball Court     BBQ Equipment
                              ------------------------------------------------------------------------------------
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                              ------------------------------------------------------------------------------------
                               X  Sand Volley Ball X  Meeting Hall            Sand Volley Ball  X  Meeting Hall
                              ------------------------------------------------------------------------------------
                                  Tennis Court        Secured Parking      X  Tennis Court         Secured Parking
                                  Racquet Ball     X  Laundry Room            Racquet Ball      X  Laundry Room
                                  Jogging Track       Business Office         Jogging Track        Business Office
                                  Gym Room                                 X  Gym Room
OCCUPANCY:                    98%                                        95%
LEASING DATA:
  Available Leasing Terms     6 to 12 months                             6 to 12 months
------------------------------------------------------------------------------------------------------------------
  Concessions                 1/2 month                                  Reduce rents on selected units
------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 $300/$20 Mnth                              $300/$18 Mnth
  Utilities Paid by Tenant:    X  Electric            Natural Gas          X  Electric             Natural Gas
                               X  Water            X  Trash                X  Water                Trash
  Confirmation                Lisa Palmer/Property Manager               Sharon Gossard/Property manager
  Telephone Number            615.646.1771                               615.352.6444
NOTES:                                                                   Renovated in 1997
COMPARISON TO SUBJECT:                                                   Similar
------------------------------------------------------------------------------------------------------------------

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
-------------------------------------------------------------------------------------------------------------------------
  Property Name               Iroquois                                   Archstone at Bellevue
  Management Company          Edwin B. Raskin                            Archstone Community
-------------------------------------------------------------------------------------------------------------------------
LOCATION:
-------------------------------------------------------------------------------------------------------------------------
  Address                     111 Old Hickory Road                       1000 Amberwood Circle
  City, State                 Nashville, TN                              Nashville, TN
  County                      Davidson                                   Davidson
  Proximity to Subject        Approx. 1.3 miles southeast of subject     Approx. 2.5 miles east of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      463,984                                    291,600
  Year Built                  1967                                       1986
  Effective Age               36                                         5
  Building Structure Type     Brick & wood siding walls; asphalt         Brick & wood siding walls; asphalt shingle roof
                              shingle roof
-------------------------------------------------------------------------------------------------------------------------
  Parking Type                Open                                       Open
  (Gr., Cov., etc.)
-------------------------------------------------------------------------------------------------------------------------
  Number of Units             376                                        225
  Unit Mix:                              Type         Unit   Qty     Mo           Type           Unit      Qty       Mo
                                     1 Br/1Ba         820     80    $568     1   1 Br/1Ba           800     15     $  689
                                2    2 Br/2Ba       1,257    196    $699     5   2 Br/1Ba         1,223    162     $  879
                                5    3 Br/2.5Ba     1,519    100    $811     6   3Br/2.5Ba        1,697     48     $1,077

  Average Unit Size (SF)      1,234                                      1,296
  Unit Breakdown:               Efficiency     0%   2-Bedroom     52%     Efficiency   0%   2-Bedroom   72%
                                3-Bedroom     21%   1-Bedroom     27%     3-Bedroom    7%   3-Bedroom   21%
-------------------------------------------------------------------------------------------------------------------------
CONDITION:                    Average                                        Good
-------------------------------------------------------------------------------------------------------------------------
APPEAL:                       Fair                                           Good
AMENITIES:
Unit Amenities                     Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                   Balcony           X                         X  Balcony           X
                                X  Fireplace                                   X  Fireplace         X
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                X  Basketball Court     BBQ Equipment          X  Basketball Court  X  BBQ Equipment
                              -------------------------------------------------------------------------------------------
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                              -------------------------------------------------------------------------------------------
                                   Sand Volley Ball  X  Meeting Hall              Sand Volley Ball  X  Meeting Hall
                              -------------------------------------------------------------------------------------------
                                X  Tennis Court         Secured Parking        X  Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                X  Gym Room                                    X  Gym Room
OCCUPANCY:                    90%                                            91%
LEASING DATA:
  Available Leasing Terms     12 months                                  2 to 12 months
-------------------------------------------------------------------------------------------------------------------------
  Concessions                 $100 to $150 off selected units            Discounting continuously on selected units
-------------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 $250/$10 Mnth                              $200/$10 Mnth
  Utilities Paid by Tenant:     X  Electric             Natural Gas            X  Electric             Natural Gas
                                   Water                Trash                  X  Water                Trash
  Confirmation                Linda Hunt/Property Manager                Margaret Woody/Property Manager
  Telephone Number            615.662.0667                               615.662.1600
NOTES:                        None                                       Renovated in 1999
COMPARISON TO SUBJECT:        Inferior                                   Superior
-------------------------------------------------------------------------------------------------------------------------

                                              COMPARABLE                                  COMPARABLE
    DESCRIPTION                                  R - 4                                       R - 5
-----------------------------------------------------------------------------------------------------------------------
  Property Name               Creekwood                                      Knollwood
  Management Company          Edwin B. Raskin                                AIMCO
-----------------------------------------------------------------------------------------------------------------------
LOCATION:
-----------------------------------------------------------------------------------------------------------------------
  Address                     7439 SR-70 South                               865 Bellevue Road
  City, State                 Nashville, TN                                  Nashville, TN
  County                      Davidson                                       Davidson
  Proximity to Subject        Approx 2.5 miles west of subject               Approx. 1.45 miles southeast of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      230,400                                        358,280
  Year Built                  1971                                           1972
  Effective Age               32                                             31
  Building Structure Type     Brick & wood siding walls;                     Brick & wood siding walls;
                              asphalt shingle roof                           asphalt shingle roof
-----------------------------------------------------------------------------------------------------------------------
  Parking Type                Open                                           Open
  (Gr., Cov., etc.)
-----------------------------------------------------------------------------------------------------------------------
  Number of Units             200                                            326
  Unit Mix:                            Type             Unit  Qty    Mo              Type        Unit    Qty      Mo
                                 1 Br/1Ba                744   48  $   570        1 Br/1 Ba       681     76    $  562
                              1  2 Br/2Ba              1,211  126  $   697   1    2 Br/1.5 Ba   1,064     72    $  666
                              5  3 Br/2.5Ba            1,620   26  $   885   1    2 Br/2Ba      1,108     72    $  689
                                                                             1    2 Br/1.5Ba    1,310     60    $  667
                                                                             5    3 Br/2.5Ba    1,550     46    $  904

  Average Unit Size (SF)      1,152                                          1,098
  Unit Breakdown:               Efficiency      0%     2-Bedroom     63%       Efficiency     0%     2-Bedroom      63%
                                1-Bedroom      24%     3-Bedroom     13%       1-Bedroom     23%     3-Bedroom      14%
-----------------------------------------------------------------------------------------------------------------------
CONDITION:                    Good                                           Good
-----------------------------------------------------------------------------------------------------------------------
APPEAL:                       Average                                        Average
AMENITIES:
Unit Amenities                     Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony                                     X  Balcony           X
                                X  Fireplace                                   X  Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                   Basketball Court  X  BBQ Equipment             Basketball Court  X  BBQ Equipment
                              -----------------------------------------------------------------------------------------
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                              -----------------------------------------------------------------------------------------
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball  X  Meeting Hall
                              -----------------------------------------------------------------------------------------
                                   Tennis Court         Secured Parking           Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                   Gym Room                                    X  Gym Room
OCCUPANCY:                    94%                                            97%
LEASING DATA:
  Available Leasing Terms     to 12 months                                   6 to 13 months
-----------------------------------------------------------------------------------------------------------------------
  Concessions                 $100 to $150 on selected units                 1/2 month off selected units
-----------------------------------------------------------------------------------------------------------------------
  Pet Deposit                 $250/$10 Mnth                                  $300/$20 Mnth
  Utilities Paid by Tenant:     X  Electric             Natural Gas            X  Electric             Natural Gas
                                   Water                Trash                  X  Water                Trash
  Confirmation                Elizabeth Chapman/Property Manager             Sara Poole/Property Manager
  Telephone Number            615.662.1811                                   615.646.0533
NOTES:                        None                                           None
COMPARISON TO SUBJECT:        Similar                                        Superior
-----------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POST RIDGE, NASHVILLE, TENNESSEE

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1           COMPARABLE R-2         COMPARABLE R-3
      LEGACY HILL                IROQUOIS        ARCHSTONE AT BELLEVUE
  501 Shadowood Drive      111 Old Hickory Road  1000 Amberwood Circle
     Nashville, TN             Nashville, TN         Nashville, TN
       [PICTURE]                [PICTURE]              [PICTURE]

     COMPARABLE R-4           COMPARABLE R-5

        CREEKWOOD                KNOLLWOOD
    7439 SR-70 South         865 Bellevue Road
      Nashville, TN            Nashville, TN

       [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
POST RIDGE, NASHVILLE, TENNESSEE

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
POST RIDGE, NASHVILLE, TENNESSEE

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
POST RIDGE, NASHVILLE, TENNESSEE

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
POST RIDGE, NASHVILLE, TENNESSEE

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT D
POST RIDGE, NASHVILLE, TENNESSEE

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach, MAI
                                               ----------------------------
                                                   Frank Fehribach, MAI
                                           Managing Principal, Real Estate Group
                                            Tennessee Temporary Practice Permit
                                                       #00053573

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
POST RIDGE, NASHVILLE, TENNESSEE

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
POST RIDGE, NASHVILLE, TENNESSEE

                                      FRANK A. FEHRIBACH, MAI

                                           MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation             Mr. Fehribach has experience in valuations for resort
                        hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                        Mr. Fehribach also has been involind overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION               University of Texas - Arlington
                          Master of Science - Real Estate
                        University of Dallas
                           Master of Business Administration -Industrial Management
                           Bachelor of Arts - Economics

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
POST RIDGE, NASHVILLE, TENNESSEE

STATE CERTIFICATIONS    State of Arizona, Certified General Real Estate
                        Appraiser, #30828

                        State of Arkansas, State Certified General Appraiser, #CG1387N

                        State of Colorado, Certified General Appraiser, #CG40000445

                        State of Georgia, Certified General Real Property Appraiser, #218487

                        State of Michigan, Certified General Appraiser, #1201008081

                        State of Texas, Real Estate Salesman License, #407158 (Inactive)

                        State of Texas, State Certified General Real Estate Appraiser,

                        #TX-1323954-G

PROFESSIONAL            Appraisal Institute, MAI Designated Member Candidate
                        Member of the CCIM Institute pursuing Certified

AFFILIATIONS
                        Commercial Investment Member (CCIM) designation

PUBLICATIONS            "An Analysis of the Determinants of Industrial Property
                                     -authored with Dr. Ronald C. Rutherford and
                        Dr. Mark Eakin, The Journal of Real Estate Research,
                        Vol. 8, No. 3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
POST RIDGE, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
POST RIDGE, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.